NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 7, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(1) That the entire class of this security was called for redemption, maturity or retirement on February 24, 2023; appropriate notice thereof was given; funds sufficient for the payment of all such securities were deposited with an agency authorized to make such payment; and such funds were made available to security holders on February 24, 2023. World Quantum Growth Acquisition Corp. announced that it will redeem all of its outstanding shares of Units, each consisting of one Class A ordinary share, $0.0001 and one-half of one redeemable warrant, Class A Ordinary Shares, and Redeemable Warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50, effective as of February 24, 2023, because the Company will not complete an initial business combination within the time period required by its Amended and Restated Certificate of Incorporation. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 14, 2023.